EXHIBIT 12
1994 Form 10-K





                The Southern New England Telephone Company
                              Computation of
                    Ratio of Earnings to Fixed Charges
                          (dollars in millions)




Income before income taxes, extraordinary
charge and accounting change                                $305.6

Add:
    Interest on indebtedness                                  53.5
    Portion of rents representative of
      the interest factor                                      9.6

Earnings before fixed charges, income taxes
    and extraordinary items (1)                             $368.7

Fixed charges
    Interest on indebtedness                                $ 53.5
    Potion of rents representative of
      the interest factor                                      9.6

Fixed charges(2)                                            $ 63.1

Ratio of earnings to fixed charges [(1) divided by (2)]        5.84